CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-192629, 333-136227, 333-173053, 333-205224, and 333-212296) of Vonage Holdings Corp. of our report dated January 15, 2019 relating to the financial statements of NewVoiceMedia Limited which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
January 15, 2019